Exhibit 10.5

AMENDMENT TO ADDITIONAL INVESTMENT RIGHTS

AMENDMENT dated as of January 27, 2005 (this “Amendment”) to the Additional Investment Rights (the “Additional Investment Rights”), each dated as of December 2, 2004, by and among eMerge Interactive, Inc. (the “Company”), and Omicron Master Trust, Cranshire Capital, LP and Steelhead Investments Ltd., respectively (the “Holders”) entered into by and among the Company and each of the Holders.

RECITALS

WHEREAS, the Company and each Holder desires that its respective Additional Investment Right be amended as set forth herein.

NOW, THEREFORE, the parties hereby agree as follows:

1. Defined Terms. Any and all initially capitalized terms set forth without definition in this Amendment shall have the respective meanings ascribed thereto in the Additional Investment Right.

2. Amendment. Section 5(c) of each Additional Investment Right is amended and restated to read as follows:

“(c) If by the third Trading Day after a Date of Exercise the Company fails to deliver the required number of Additional Investment Right Shares in the manner required pursuant to Section 5(a), and if after such third Trading Day and prior to the receipt of such Additional Investment Right Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Additional Investment Right Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (1) pay cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Additional Investment Right Shares that the Company was required to deliver to the Holder in connection with the exercise at issue by (B) the closing bid price of the Common Stock at the time of the obligation giving rise to such purchase obligation, and (2) reinstate the portion of the Additional Investment Right and equivalent number of Additional Investment Right Shares for which such exercise was not honored. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

3. Effectiveness. This Amendment shall become effective on January 27, 2005.

4. Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together, shall constitute but one and the same instrument.

5. Otherwise Not Affected. In the event of any conflict or inconsistency between the Additional Investment Rights and the provisions of this Amendment, the provisions of this Amendment shall govern. Except to the extent set forth herein with respect to the Additional Investment Right, the Additional Investment Right shall remain unaltered and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their respective duly authorized officers as of the date first above written.

COMPANY:

eMerge Interactive, Inc.

By:	/s/ ROBERT E. DRURY
Robert E. Drury
Executive Vice President and Chief Financial Officer

HOLDERS:

Omicron Master Trust
By:	Omicron Capital L.P., as advisor
By:	Omicron Capital Inc., its general partner

By:	/s/ BRIAN DALY
By:	Brian Daly
Title:	CFO
For:	Bruce Bernstein
Title:	Managing Partner

Steelhead Investments Ltd.
By:	HBK Investments L.P., Investment Advisor

By:	/s/ KEVIN O’NEAL
Name:	Kevin O’Neal
Title:	Authorized Signatory

Cranshire Capital, L.P.

By:	/s/ MITCHELL P. KOPIN
Name:	Mitchell P. Kopin
Title:	President – Downsview Capital, Inc.
The General Partner